Exhibit 99.1 -  News Release of Lee Enterprises, Incorporated dated April 25, 2011 Announcing Proposed Offerings of Senior Secured Notes and Common Stock

201 N. Harrison St.
Davenport, IA 52801

NEWS RELEASE

Lee Enterprises proposes offerings of senior secured notes and Common Stock

DAVENPORT, Iowa (April 25, 2011) — Lee Enterprises, Incorporated (NYSE: LEE) announced today that it has revised the proposed terms of its previously announced offerings and now plans to offer, subject to market and other conditions, $680 million of first lien senior secured notes due in 2017 and $375 million of second lien senior secured notes due in 2018.  In a concurrent offering, Lee also plans to offer, subject to market and other conditions, approximately 8,928,175 shares of its common stock, $2.00 par value. The notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The notes will be guaranteed on a senior secured basis by property and assets of the company and subsidiaries. The common stock will be offered to institutional accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that also will purchase the second lien senior secured notes due in 2018. The interest rates, offering prices and other terms will be determined at the time of pricing of the offerings.

Lee intends to use the net proceeds from the offerings to refinance substantially all of its existing debt, which is due in April 2012. As of March 27, 2011, remaining principal under Lee’s credit agreement totaled $878.8 million, and the remaining balance on its Pulitzer Notes totaled $147.0 million, which constitutes substantially all of its existing debt.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes, the common stock or any other securities. None of the notes or the common stock have been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information regarding Lee Enterprises, Incorporated’s proposed offerings of notes and common stock and the use of proceeds therefrom that may be deemed forward-looking and that is based largely on Lee Enterprises’ current expectations, and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated, including risks and uncertainties referenced from time to time in Lee Enterprises’ filings with the Securities and Exchange Commission, including Lee Enterprises’ Annual Report on Form 10-K for the year ended September 26, 2010. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. Lee Enterprises does not undertake to publicly update or revise its forward-looking statements.

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